Exhibit 99.1

        Quaker Fabric Reports Second Quarter Financial Results

    FALL RIVER, Mass.--(BUSINESS WIRE)--July 20, 2006--QUAKER FABRIC CORPORATION (NASDAQ Symbol: QFAB) today reported net sales of $42.9 million, a net loss of ($12.1 million), and diluted and basic losses per share of ($0.72) for the three-month period ended July 1, 2006; compared to net sales of $68.9 million, a net loss of ($10.3 million), and diluted and basic losses per share of ($0.61) for the corresponding period of fiscal 2005. Quaker's financial results for the second quarter of fiscal year 2006 include $9.1 million of after-tax restructuring and asset impairment charges ($8.3 million of which were non-cash) associated with the Company's current restructuring activities. Excluding these charges, net loss for the second fiscal quarter of 2006 was ($3.1 million) or ($0.18) per diluted share.
    Results of operations for the first six months of fiscal year 2006 were net sales of $89.2 million, a net loss of ($16.3 million), and diluted and basic losses per share of ($0.96); compared to net sales of $128.1 million, a net loss of ($13.4 million), and diluted and basic losses per share of ($0.80) for the corresponding period of fiscal 2005. Excluding asset impairment, and restructuring and related charges, net loss for the first six months of fiscal 2006 was ($6.4 million), or ($0.38) per share.
    "The 7.3% drop in our sales versus the first quarter of this year was disappointing. At the same time, our second quarter margin performance, variable costs, fixed costs and SG&A expenses indicate a sequential improvement in our operating performance compared to the first three months of this year - reflecting the restructuring plan and cost cutting measures we have put in place, and allowing us to remain in compliance with the financial covenants in our loan documents while we simultaneously continue working on our financial structure and focusing on restoring the company to profitability. Building sales continues to be one of our biggest challenges. Competition from imported fabric rolls and kits remains intense, and the second quarter of this year saw a 37.8% drop in our total revenues versus the comparable period of last year - with domestic and international fabric sales for the quarter of $34.9 million and $6.4 million, down 30.8% and 23.4%, respectively. Net yarn sales, at $1.6 million, were down 84.0%," commented Larry A. Liebenow, Quaker's President and CEO.
    "We are focused on achieving major long-term reductions in our cost structure through the comprehensive consolidation of our manufacturing operations. This involves the disposition of machinery and equipment no longer needed to support our operations and the sale of excess real estate. This program to achieve a major consolidation of our operations going forward by reducing the number of facilities we use to conduct our business, in combination with the drop we have seen in our volume, resulted in the $9.1 million after-tax restructuring and asset impairment charge reflected in our second quarter financial results. The successful sale of two of our idled Fall River area manufacturing facilities since the end of the first quarter, including the sale of our Somerset, Massachusetts plant earlier this month, are part of this overall plan," Mr. Liebenow added.
    "An integral part of our ongoing restructuring plan includes focusing on those domestic markets least sensitive to imported products; building profitable volume in the outdoor fabric, contract fabric and specialty yarns markets; and developing strategically important commercial relationships with a limited number of carefully chosen offshore fabric mills. And, since the end of the first quarter, we have continued to make a lot of progress versus those objectives, including - a 66.2% increase in our second quarter sales into the contract market versus the comparable period of last year - the successful launch and first sales of our new line of decorative outdoor fabrics to upscale outdoor furniture manufacturers and the jobber and high-end residential markets - and incremental sales to specialty furniture retailers that helped to increase our average selling price per yard," Mr. Liebenow added.
    "Since the end of the first quarter, we have also made considerable progress in further developing the strategically important, offshore sourcing arrangement we put in place earlier this year with Zhongwang, including assisting Zhongwang with the installation of state-of-the-art finishing and post-finishing capability. Customer response to our outsourced products continues to be great," Mr. Liebenow said.
    "Since the second quarter of 2005, we have also implemented further significant reductions in our cost structure. In addition, during the twelve-month period which began at the end of fiscal June 2005, operating improvements and tight controls on inventory levels and capital spending generated operating cash flow of approximately $17.0 million. This cash flow allowed us to reduce debt from $51.9 million at the end of fiscal June 2005 to $34.8 million at the end of this year's second quarter," Mr. Liebenow added.
    "Between now and the end of this year, we will remain focused on effective execution of our restructuring plan, including - continued aggressive marketing of both our offshore fabric programs as well as the fabrics that it makes more sense, to us and to our customers, for us to make here in the U.S. - the consolidation of our Fall River manufacturing operations into fewer facilities - active marketing of our excess real estate and other assets - and implementation of additional substantial cost reduction programs," Mr. Liebenow concluded.
    Quaker Fabric Corporation is a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad, and the largest producer of Jacquard upholstery fabric in the world.

    THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS," AS THAT TERM IS DEFINED IN THE FEDERAL SECURITIES LAWS. THE READER IS
CAUTIONED THAT SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE
PERFORMANCE AND THAT, AS A RESULT OF VARIOUS FACTORS, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A FURTHER DISCUSSION OF THESE FACTORS, SEE THE COMPANY'S 2005 FORM 10-K.

                            (Tables Follow)


                       QUAKER FABRIC CORPORATION

                   CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except per share data)

                       STATEMENTS OF OPERATIONS

                              Second Quarter Ended   Six Months Ended
                              -------------------  -------------------

                                July 1,   July 2,    July 1,   July 2,
                                  2006      2005       2006      2005
                              --------- ---------  --------- ---------

Net sales                     $ 42,880  $ 68,885   $ 89,160  $128,100
Cost of products sold           37,655    58,751     78,494   110,285

                              --------- ---------  --------- ---------
Gross profit                     5,225    10,134     10,666    17,815
Selling, general and admin.
 expenses                        8,847    12,565     19,179    24,714
Goodwill impairment                  -     5,433          -     5,433
Restructuring charges and
 asset impairments              13,744     3,662     14,040     3,662
                              --------- ---------  --------- ---------
Operating loss                 (17,366)  (11,526)   (22,553)  (15,994)
Other expenses
    Interest expense               913       695      1,682     1,443
    Early extinguishment of
     debt                            -     2,232          -     2,232
    Other expenses                  97        44        503       132
                                     -                    -
                              --------- ---------  --------- ---------
Loss before provision for
  income taxes                 (18,376)  (14,497)   (24,738)  (19,801)
Benefit from income taxes       (6,246)   (4,155)    (8,473)   (6,369)

                              --------- ---------  --------- ---------
Net loss                      $(12,130) $(10,342)  $(16,265) $(13,432)
                              ========= =========  ========= =========

Loss per common share - basic $  (0.72)   ($0.61)  $  (0.96)   ($0.80)
                              ========= =========  ========= =========

Weighted average shares
  outstanding - basic           16,877    16,826     16,860    16,826
                              ========= =========  ========= =========

Loss per common share -
 diluted                      $  (0.72)   ($0.61)  $  (0.96)   ($0.80)
                              ========= =========  ========= =========

Weighted average shares
  outstanding - diluted         16,877    16,826     16,860    16,826
                              ========= =========  ========= =========


Note: Earnings per common share amounts for the quarters and for the six month periods presented have each been calculated separately. Accordingly, quarterly amounts may not add to the six month period amounts.

Ratio analysis:
---------------
Gross profit margin               12.2%     14.7%      12.0%     13.9%
S.G. & A. as a percentage of
 net sales                        20.6%     18.2%      21.5%     19.3%
Operating margin                 -40.5%    -16.7%     -25.3%    -12.5%
Net margin                       -28.3%    -15.0%     -18.2%    -10.5%

Order backlog                                      $  8,732  $ 15,431
-------------


                       QUAKER FABRIC CORPORATION

            Reconciliation of Operating Loss as Reported to
                       Pro Forma Operating Loss

                              Second Quarter Ended  Six Months Ended
                              -------------------  -------------------

                                July 1,   July 2,    July 1,   July 2,
                                  2006      2005       2006      2005
                              --------- ---------  --------- ---------

Operating loss, as reported   $(17,366) $(11,526)  $(22,553) $(15,994)
    Restructuring charges and
     asset impairments          13,744     3,662     14,040     3,662
    Goodwill impairment              -     5,432          -     5,432
    Consulting professional
     fees                            -         -        303         -
    Plant relocation and
     duplicate occupancy
     costs                           -       371        162       371
                              --------- ---------  --------- ---------
Pro forma operating loss      $ (3,622) $ (2,061)  $ (8,048) $ (6,529)
                              ========= =========  ========= =========


                       QUAKER FABRIC CORPORATION
               Reconciliation of Net Loss as Reported to
                          Pro Forma Net Loss

                             Second Quarter Ended    Six Months Ended
                              -------------------  -------------------

                                July 1,   July 2,    July 1,   July 2,
                                  2006      2005       2006      2005
                              --------- ---------  --------- ---------

Net loss, as reported         $(12,130) $(10,342)  $(16,265) $(13,432)
    Early extinguishment of
     debt, net of income
     taxes                           -     1,424          -     1,424
    Restructuring charges and
     asset impairments,
       net of income taxes       9,071     2,336      9,231     2,336
    Goodwill impairment                    5,432          -     5,432
    Plant relocation and
     duplicate occupancy
     costs,
       net of income taxes           -       237        107       237
    Consulting professional
     fees                            -         -        199         -
Write off of deferred
 financing costs                     -         -        296         -
Tax benefit from settlement
 of R&D claims                       -    (1,167)         -    (1,167)
                              --------- ---------  --------- ---------
Pro forma net loss            $ (3,059) $ (2,080)  $ (6,432) $ (5,170)
                              ========= =========  ========= =========
Pro forma net loss, per share $  (0.18) $  (0.12)  $  (0.38) $  (0.31)
                              ========= =========  ========= =========


                       CONDENSED BALANCE SHEETS

                                         July 1,   December 31,
                                          2006        2005
                                        ---------  ---------

Assets
  Current assets:
     Cash and cash
      equivalents                       $    398   $    725
     Accounts receivable                  28,451     31,822
     Inventories                          32,143     37,827
     Prepaid expenses and
      other current assets                 6,844      8,070
                                        ---------  ---------
      Total current assets                67,836     78,444

  Property, plant and
   equipment, net                        111,867    131,177
  Assets held for sale                     5,097      6,483
  Other assets                             3,498      3,758
                                        ---------  ---------
                                        $188,298   $219,862
                                        =========  =========
Liabilities and Stockholders'
 Equity
  Current maturities of long
   term debt and short term debt        $ 34,834   $ 37,880
  Current portion of capital
   lease obligations                         148        143
  Accounts payable and accrued
   expenses                               18,184     21,760
                                        ---------  ---------
   Total current liabilities              53,166     59,783

  Total debt                              34,834     37,880
    Less: current maturities of
     long term debt                            -          -
    Less: short term debt                (34,834)   (37,880)
                                        ---------  ---------
Total long-term debt                          -          -
 Capital lease obligations,
  less current portion                       554        629
Deferred income taxes and
 other liabilities                         9,561     18,286
Stockholders' equity                     125,017    141,164
                                        ---------  ---------
                                        $188,298   $219,862
                                        =========  =========

This document contains "forward looking statements," as that term is defined in the federal securities laws. The reader is cautioned that such statements are not guarantees of future performance and that, as a result of various factors, including, but not limited to, the level of customer demand for the Company's products, higher than anticipated costs and lower than anticipated production rates, actual results may differ materially from those projected. For a further discussion of these factors, see the Company's 2005 10-K.

    CONTACT: QUAKER FABRIC CORPORATION
             Larry A. Liebenow, 508-646-2264
             or
             Paul J. Kelly, 508-646-2251
             or
             Cynthia L. Gordan, 508-646-2261